Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GOOGLE INC.,

WHOPPER ACQUISITION CORP.

AND

CLICK HOLDING CORP.

DATED AS OF APRIL 13, 2007

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY		30

4.1.	Organization, Standing and Power	30
4.2.	Authority; No Conflict; Required Filings and Consents	30
4.3.	Operations of the Transitory Subsidiary	32
4.4.	Litigation	32
4.5.	Funding	32
4.6.	Director and Officer Arrangements	32

ARTICLE V CONDUCT OF BUSINESS		32

5.1.	Covenants of the Company	32
5.2.	Confidentiality	36

ARTICLE VI ADDITIONAL AGREEMENTS		36

6.1.	No Solicitation.	36
6.2.	Access to Information	38
6.3.	Company Stockholder Approval.	39
6.4.	Legal Requirements; Actions	39
6.5.	Public Disclosure	41
6.6.	Director and Officer Indemnification	41
6.7.	Termination of 401(k) Plan	43
6.8.	Notification of Certain Matters	43
6.9.	New Employee Benefits	43
6.10.	Resignations	44
6.11.	Expenses	44
6.12.	FIRPTA Compliance	44
6.13.	Payments Spreadsheet	44
6.14.	Non-Solicitation by the Buyer of Company Employees	45
6.15.	Restructuring Transaction	45

ARTICLE VII CONDITIONS TO MERGER		46

7.1.	Condition to Each Party’s Obligation To Effect the Merger	46
7.2.	Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	46
7.3.	Additional Conditions to Obligations of the Company	47

ARTICLE VIII TERMINATION; FEES AND EXPENSES		48

8.1.	Termination	48
8.2.	Effect of Termination	48
8.3.	Fees and Expenses	49

ARTICLE IX MISCELLANEOUS		49

9.1.	Non-Survival of Representations, Warranties, Covenants and Agreements	49
9.2.	Amendment	49
9.3.	Extension; Waiver	49
9.4.	Non-Recourse	49
9.5.	Notices	50
9.6.	Entire Agreement	51
9.7.	Third Party Beneficiaries	51
9.8.	Assignment	51
9.9.	Severability	51
9.10.	Counterparts and Signature	52
9.11.	Interpretation	52
9.12.	Governing Law	52
9.13.	Remedies; Specific Performance	52
9.14.	Submission to Jurisdiction	53
9.15.	WAIVER OF JURY TRIAL	53

INDEX OF EXHIBITS

Exhibit A—Form of Stockholder Written Consent

Exhibit B—Form of Amended and Restated Certificate of Incorporation

Exhibit C—Form of Letter of Transmittal

INDEX OF DEFINED TERMS

Terms	Reference in Agreement
Acquired Company Plan	Section 3.15(a)
Acquisition Proposal	Section 6.1(e)(i)
Affiliate	Section 3.21
Aggregate Exercise Price	Section 2.1(d)
Agreement	Preamble
Antitrust Laws	Section 6.4(a)
Award Agreements	Section 3.2(c)
Balance Sheet Date	Section 3.5(a)
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Common Stock	Section 2.1(d)
Buyer Employee Plan	Section 6.9(b)
Buyer Material Adverse Effect	Section 4.1
Calculation Amount	Section 2.1(d)
Certificate	Section 2.2(b)(i)
Certificate of Merger	Section 1.1
CHC Common Stock	Section 3.2(a)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Indebtedness	Section 2.1(d)
Code	Section 2.2(e)
Company	Preamble
Company Balance Sheet	Section 3.5(a)
Company Board	Section 3.4(a)
Company Charter Documents	Section 3.1(b)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.15(a)
Company Employees	Section 3.15(a)
Company Intellectual Property	Section 3.11(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contract	Section 3.12(a)
Company Permits	Section 3.17
Company SAR	Section 2.1(d)
Company Stock Option	Section 2.1(d)
Company Stock Plans	Section 3.2(a)
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Confidentiality Agreement	Section 5.2

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Terms	Reference in Agreement
Continuing Employees	Section 6.9(a)
Contract	Section 3.4(b)
Corporate Acquisition	Section 5.1(d)
Costs	Section 6.6(a)
Data Common Stock	Section 3.2(a)
DGCL	Recitals
Director and Officer Indemnified Parties	Section 6.6(a)
Dissenting Shares	Section 2.4(a)
Early Exercise Repurchase Rights	Section 2.3(c)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.15(a)
Environmental Law	Section 3.14(b)
ERISA	Section 3.15(a)
ERISA Affiliate	Section 3.15(a)
Equity Value	Section 2.1(d)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.3(c)
Excluded Company SARs	Section 2.1(d)
Excluded Company Stock Options	Section 2.1(d)
Final Payment Obligations	Section 9.1
Financials	Section 3.5(a)
Foreign Antitrust Approvals	Section 7.1
Foreign Benefit Plan	Section 3.15(j)
401(k) Plan	Section 6.7
Fully Diluted Share Number	Section 2.1(d)
GAAP	Section 3.5(a)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.14(c)
HoldCo Stockholders’ Agreement	Section 3.2(c)
HSR Act	Section 3.4(c)
Indebtedness	Section 3.2(f)
Intellectual Property	Section 3.11(a)
Intellectual Property Licenses	Section 3.11(b)
IRS	Section 3.8(b)
Knowledge of the Company	Section 9.11
Leased Real Property	Section 3.9(b)
Letter of Transmittal	Section 2.2(b)(i)
Liens	Section 3.4(b)
Merger	Recitals
Merger Consideration	Section 2.1(d)
MidCo Stockholders’ Agreement	Section 3.3(b)
New Benefits	Section 6.3(c)

Terms	Reference in Agreement
Outside Date	Section 8.1(b)
Owned Real Property	Section 3.9(a)
Payments Spreadsheet	Section 6.13
Per Share Amount	Section 2.1(d)
Personally Identifiable Information	Section 3.23(a)
Pre-Closing Period	Section 5.1
Privacy Rights	Section 3.23(a)
Real Property	Section 3.9(b)
Representatives	Section 6.1(a)
Required Company Stockholder Vote	Section 3.4(d)
Restructuring Transaction	Section 6.15(a)
Securities Act	Section 3.21
Stockholder Written Consent	Recitals
Subsidiary	Section 3.3(a)
Subsidiary Charter Documents	Section 3.3(c)
Superior Proposal	Section 6.1(e)(ii)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Tech Common Stock	Section 3.2(a)
Third Party Expenses	Section 2.1(d)
Transitory Subsidiary	Preamble
2007 Annual Operating Plan	Section 5.1(d)
280G Approval	Section 6.3(c)
Unvested Company SAR	Section 2.3(c)
Unvested Company SARs	Section 2.3(c)
Unvested Company Stock Option	Section 2.3(c)
Unvested Company Stock Options	Section 2.3(c)
Vested Company SAR	Section 2.3(a)(i)
Vested Company SARs	Section 2.3(a)(i)
Vested Company Stock Option	Section 2.3(a)(i)
Vested Company Stock Options	Section 2.3(a)(i)
Vested Option and SAR Consideration	Section 2.3(b)
Waived 280G Benefits	Section 6.3(c)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of April 13, 2007, by and among Google Inc., a Delaware corporation (the “Buyer”), Whopper Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Click Holding Corp., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

WHEREAS, immediately following the execution and delivery of this Agreement by the parties hereto and as a material inducement to the Buyer and the Transitory Subsidiary to enter into this Agreement, the Company shall obtain and shall deliver to the Buyer a true, correct and complete copy of an Action by Written Consent evidencing the adoption and approval of the Merger, this Agreement and the transactions contemplated hereby (and, as such, adoption of the Company Voting Proposal), in the form attached hereto as Exhibit A (the “Stockholder Written Consent”), signed by certain stockholders constituting the Requisite Company Stockholder Vote (as defined below); and

WHEREAS, the respective Boards of Directors of the Buyer, the Transitory Subsidiary and the Company deem it advisable and in the best interests of their respective stockholders to consummate the Merger on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1. Effective Time of the Merger. Subject to the provisions of this Agreement, at or prior to the Closing, the Buyer and the Company shall jointly prepare and cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., California time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

1.3. Effects of the Merger. At the Effective Time, the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company surviving the Merger is sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company (as amended), as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation.

1.5. By-laws. At the Effective Time, the By-laws of the Transitory Subsidiary, as in effect immediately prior to the Effective Time, shall become the By-laws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

1.6. Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock, par value $0.01 per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly-owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares (as defined in Section 2.4(a) below) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the Per Share Amount. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Amount pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Aggregate Exercise Price” shall mean the aggregate of the exercise prices of the Company Stock Options and Company SARs (other than Excluded Company Stock Options and Excluded Company SARs) issued and outstanding as of immediately prior to the Effective Time, whether or not then vested or exercisable.

(ii) “Buyer Common Stock” shall mean shares of Class A Common Stock (as defined in the Buyer’s certificate of incorporation), par value $0.001 per share, of the Buyer.

(iii) “Calculation Amount” shall mean an amount of cash equal to (A) the Equity Value, plus (B) the Aggregate Exercise Price, plus (C) the amount of all cash and cash equivalents held by the Company and its Subsidiaries as of immediately prior to the Effective Time, if any, plus (D) an amount equal to the interest on the Equity Value compounded daily at an annual rate of 10% from (and including) the twelve-month anniversary of the date hereof to (but excluding) the date that is the earlier of (I) the termination of this Agreement in accordance with Section 8.1 or (II) the Effective Time, minus (E) the amount of all unpaid Third Party Expenses as of immediately prior to the Effective Time, if any, minus (F) all Closing Indebtedness.

(iv) “Closing Indebtedness” shall mean the principal, accrued and unpaid interest on all outstanding indebtedness for borrowed money of the Company and its Subsidiaries as of immediately prior to the Effective Time, including any penalties or premiums that would be associated with the full repayment and retirement of such indebtedness immediately after the Effective Time, but excluding, for the avoidance of doubt, any amounts in respect of any letters of credit so long as such amounts are not outstanding.

(v) “Company SAR” shall mean a stock appreciation right with respect to Company Common Stock granted under any stock option plans or other equity-related plans of the Company.

(vi) “Company Stock Option” shall mean an option to purchase Company Common Stock granted under any stock option plans or other equity-related plans of the Company.

(vii) “Equity Value” means an amount equal to $3,110,000,000 (Three Billion One Hundred Ten Million Dollars); provided, however, that if the Company has not incurred Third Party Expenses in the aggregate (whether paid or unpaid at the Effective Time) of at least $30 million, then such amount shall be reduced by the amount by which $30 million exceeds such Third Party Expenses.

(viii) “Excluded Company SARs” shall mean those Company SARs for which the exercise price exceeds the Per Share Amount.

(ix) “Excluded Company Stock Options” shall mean those Company Stock Options for which the exercise price exceeds the Per Share Amount.

(x) “Fully Diluted Share Number” shall mean the sum of (A) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, plus (B) the number of shares of Company Common Stock underlying all Company Stock Options (other than Excluded Company Stock Options) outstanding as of immediately prior to the Effective Time, whether or not then vested or exercisable, plus (C) the number of shares of Company Common Stock relating to all Company SARs (other than Excluded Company SARs) outstanding as of immediately prior to the Effective Time, whether or not then vested or exercisable.

(xi) “Merger Consideration” shall mean the aggregate Per Share Amount payable to holders of Company Common Stock pursuant to this Article II.

(xii) “Per Share Amount” shall mean an amount of cash equal to the quotient obtained by dividing (x) the Calculation Amount by (y) the Fully Diluted Share Number, rounded to the nearest hundred thousandth (0.00001) (with amounts of 0.000005 and above rounded up).

(xiii) “Third Party Expenses” shall mean all fees and expenses incurred by or behalf of the Company in connection with the Merger, including all legal,

accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by or on behalf of the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (including, but not limited to, any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge in connection with the Merger) and shall be based on the Payments Spreadsheet to be delivered to the Buyer pursuant to Section 6.13 of this Agreement.

2.2. Exchange of Certificates. The procedures for exchanging certificates representing shares of Company Common Stock for the applicable portion of the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. Prior to the Effective Time, the Buyer shall deposit with U.S. Bank, National Association or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time and for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the portions of the Merger Consideration payable pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).

(b) Exchange Procedures.

(i) At least two (2) Business Days prior to the Effective Time, the Buyer shall cause the Exchange Agent to make available at the Company’s offices to each holder of record of Company Common Stock (A) a letter of transmittal (a “Letter of Transmittal”) in the form attached hereto as Exhibit C and (B) instructions for receiving the Merger Consideration payable with respect thereto. Any such holder who delivers a duly executed Letter of Transmittal and certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) to the Exchange Agent at the Closing shall receive, in exchange therefor at the Closing, the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II and the Certificate so surrendered shall be immediately cancelled. All amounts delivered to such holders of Company Common Stock shall be payable by wire transfer of immediately available funds to an account designated by such holder in the Letter of Transmittal or, if an account is not designated by in the Letter of Transmittal, by check.

(ii) At or promptly after the Effective Time (and in any event within two (2) Business Days thereafter), the Buyer shall cause the Exchange Agent to mail to each holder of record of Company Common Stock who did not deliver a duly executed Letter of Transmittal and Certificate to the Exchange Agent at the Closing (A) a Letter of Transmittal and (B) instructions for receiving the Merger Consideration payable with respect thereto. Upon surrender of a duly executed Letter of Transmittal and Certificate to the Exchange Agent, such holder shall be entitled to receive in exchange therefor the applicable portion of the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. All amounts delivered to such holders of Company Common Stock shall be payable by wire transfer of immediately available funds within two (2) Business Days after delivery of the duly executed Letter of Transmittal and Certificate to an account designated by such holder in the Letter of Transmittal or, if an account is not designated by in the Letter of Transmittal, by check.

(iii) In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the applicable portion of the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(iv) Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable portion of the Merger Consideration as contemplated by this Section 2.2.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Buyer upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall look only to the Buyer (subject to abandoned property, escheat and similar laws) for payment of its claim for the applicable portion of the Merger Consideration, without interest.

(d) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Buyer, as the case may be, such deducted and withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g) Stock Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by applicable law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Buyer for any reason shall be canceled against delivery of the applicable portion of the Merger Consideration to which the holders thereof are entitled pursuant to this Article II.

2.3. Company Stock Options and Company SARs.

(a) The Company shall take such action, including providing any notices and obtaining any consents, as shall be required:

(i) to effectuate the cancellation, as of the Effective Time, of all Company Stock Options and Company SARs that are vested by their terms at the Effective Time (including those that are vested by their terms at the Effective Time as a result of the transactions contemplated hereby) (each individually a “Vested Company Stock Option” or “Vested Company SAR,” as applicable, and collectively the “Vested Company Stock Options” and “Vested Company SARs,” as applicable) that are outstanding immediately prior to the Effective Time (without regard to the exercise price thereof); and

(ii) to cause each outstanding Vested Company Stock Option and Vested Company SAR upon such cancellation to represent as of the Effective Time solely the right to receive from the Buyer, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Vested Option and SAR Consideration (as defined below), if any, with respect to such Vested Company Stock Option or Vested Company SAR and to no longer represent the right to purchase (or, in the case of a Vested Company SAR, to receive a cash payment based on the value of) any Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration.

(b) Each holder of a Vested Company Stock Option or Vested Company SAR shall receive from the Buyer, in respect and in consideration of each Vested Company Stock Option and Vested Company SAR so cancelled, on the first Business Day following the Effective Time, an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Per Share Amount over (B) the exercise price per share of the Company Common Stock subject to such Vested Company Stock Option or Vested Company SAR, multiplied by (ii) the total number of shares of Company Common Stock subject to or underlying such Vested Company Stock Option or Vested Company SAR, without any interest thereon (the “Vested Option and SAR Consideration”). The Vested Option and SAR Consideration shall be delivered to the recipient thereof on the first Business Day following the Effective Time through (x) the Company’s payroll system or (y) if such recipient is not employed by the Company on such date, by check or wire transmittal, as elected by the recipient. In the event that the per share exercise price of any Vested Company Stock Option or Vested Company SAR is equal to or greater than the Per Share Amount, such Vested Company Stock Option or Vested Company SAR shall be cancelled without consideration therefor and shall have no further force or effect.

(c) At the Effective Time, each then outstanding Company Stock Option and Company SAR that is not vested by its terms at the Effective Time (including any such outstanding unvested Company Stock Option that is exercisable prior to vesting pursuant to the terms of an option award which permits such early exercise subject to a related right of repurchase at cost for termination prior to vesting (“Early Exercise Repurchase Rights”), if any such Company Stock Option exists at the Effective Time) (individually an “Unvested Company Stock Option” or “Unvested Company SAR,” as applicable, and collectively the “Unvested Company Stock Options” and “Unvested Company SARs,” as applicable), regardless of the respective exercise price thereof, will be converted by the Buyer as set forth herein. Each Unvested Company Stock Option and Unvested Company SAR so converted by Buyer under this Agreement will continue to have the same terms and conditions set forth in the applicable Unvested Company Stock Option or Unvested Company SAR (including any applicable award agreement or other document evidencing such security, but other than any repurchase rights that are not Early Exercise Repurchase Rights) immediately prior to the Effective Time, except that (i) each such Unvested Company Stock Option or Unvested Company SAR will be converted into a stock option that will become exercisable in accordance with its terms for that number of whole shares of Buyer Common Stock equal to the product of (A) the number of shares of Company Common Stock underlying such Unvested Company Stock Option or Unvested Company SAR immediately prior to the Effective Time multiplied by (B) the Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Buyer Common Stock, and (ii) the per share exercise price for the shares of Buyer Common Stock underlying such assumed or converted Unvested Company Stock Option or Unvested Company SAR will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock underlying such Unvested Company Stock Option or Unvested Company SAR immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Each converted Unvested Company Stock Option and Unvested Company SAR shall be subject to the same vesting schedule following the Effective Time as to which it was subject prior to the Effective Time. For the purposes of this Agreement, the term “Exchange Ratio” shall be equal to the quotient of (1) the Per Share Amount divided by (2) the volume weighted average of the daily closing prices of Buyer Common Stock over the ten (10) trading days ending on the Business Day prior to the Effective Time. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Buyer Common Stock or Company Common Stock occurring during the ten (10) trading days with respect to Buyer Common Stock ending on the Business Day prior to the Effective Time.

(d) The Buyer agrees to file with the Securities and Exchange Commission as soon as reasonably practicable (but in any event within 15 days) after the Effective Time a registration statement on Form S-8 (or a post-effective amendment to a registration statement on Form S-8 or other appropriate form) for the shares of Buyer Common Stock issuable upon exercise of the options to purchase Buyer Common Stock issued pursuant to this Section 2.3 and shall use its reasonable best efforts to cause such registration statement to become effective as soon thereafter as practicable and to maintain such registration statement in effect until the exercise or expiration of the options to purchase Buyer Common Stock issued pursuant to this Section 2.3. The Buyer further agrees (i) to reserve out of its reserved but unissued shares of Buyer Common Stock a sufficient number of shares of Buyer Common Stock to provide for the issuance of Buyer Common Stock upon exercise of the options to purchase Buyer Common Stock issued pursuant to this Section 2.3 and (ii) to cause, at or prior to the Effective Time, all shares of Buyer Common Stock issuable upon the exercise of such options to purchase Buyer Common Stock to be approved for listing on The Nasdaq Global Market.

(e) As soon as reasonably practicable (but no later than 30 days) following the execution of this Agreement, the Company shall mail to each person who is a holder of a Company Stock Option or Company SAR a letter describing the treatment of such security pursuant to this Section 2.3 and, with respect to Vested Company Stock Options and Vested Company SARs, describing the payment for, and providing instructions for use in obtaining payment for, such cancelled security. In addition, as soon as reasonably practicable after the Effective Time, the Buyer shall issue to each person who holds an assumed or converted Unvested Company Stock Option or Unvested Company SAR a document evidencing the foregoing assumption and conversion of such security by the Buyer, which document shall set forth the resulting exercise price and underlying number of shares of Buyer Common Stock.

(f) Except as specifically set forth in this Section 2.3, any equity securities of any class of the Company, and any securities exchangeable into or exercisable for such equity securities (including options, warrants, calls, rights, commitments or Contracts obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company) and any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, if any, shall be canceled and extinguished at the Effective Time. Subject to the review and approval of the Buyer, which approval shall not be unreasonably withheld, the Company shall take all actions necessary to effect the provisions set forth in this Section 2.3(g), including without limitation any necessary amendments to any Contracts or other instruments and the delivery of all required notice, as applicable.

2.4. Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who is entitled to demand and has made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL and has not voted in favor of the adoption of the Merger Agreement (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive the applicable portion of the Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the applicable portion of the Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificates representing such shares.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Article III and (b) the other sections and paragraphs in this Article III to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

3.1. Organization, Standing and Power.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or any material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(i) changes, events, circumstances, developments or effects that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism, except to the extent that such changes, events, circumstances, developments or effects have a materially disproportionate effect on the Company and its Subsidiaries relative to other similarly situated participants in the industries or markets in which they operate;

(ii) changes, events, circumstances, developments or effects that are the result of factors generally affecting the industries or markets in which the Company operates, except to the extent that such changes, events, circumstances, developments or effects have a materially disproportionate effect on the Company and its Subsidiaries relative to other similarly situated participants in the industries or markets in which they operate; and

(iii) changes, events, circumstances, developments or effects (including loss of customers or delays or cancellations of orders for products or services) that are the result of the execution, announcement, pendency or consummation of this Agreement or the transactions contemplated hereby (other than with respect to the representations and warranties contained in Section 3.4);

(iv) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof;

(v) any action taken pursuant to or in accordance with this Agreement (including, without limitation, Section 6.4) or at the request of the Buyer; and

(vi) any failure by the Company to meet any projections, budgets or estimates of revenues or earnings for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent such facts or circumstances are excluded from being taken into account by clauses (i) through (v) of this proviso)).

(b) The Company has delivered or made available to the Buyer: (i) a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended, as of the date hereof (together, the “Company Charter Documents”), and, as of the date hereof, each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation in any material respect of any of the provisions of the Company Charter Documents.

3.2. Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of one (1) billion shares of Company Common Stock, consisting of (I) 300,000,000 shares that are designated as “Click Holding Corp. – Data Common Stock” (the “Data Common Stock”), (II) 300,000,000 shares that are designated as “Click Holding Corp. – TechSolutions Common Stock” (the “Tech Common Stock”) and (III) 400,000,000 shares that are designated as “Click Holding Corp. – CHC Common Stock” (the “CHC Common Stock”). As of the date hereof, (i) 213,432,439 shares of Company Common Stock were issued and outstanding, consisting of (A) no shares of Data Common Stock, (B) 1,450,000 shares of Tech Common Stock and (C) 211,982,439 shares of CHC Common Stock, (ii) no shares of Company Common Stock were held in the treasury of the Company and (iii) 36,774,566 shares of Company Common Stock were reserved for issuance under stock option plans or other equity-related plans of the Company (the “Company Stock Plans”), consisting of (A) 18,112,565 shares of Data Common Stock, (B) 10,868,601 shares of Tech Common Stock and (C) 7,793,400 shares of CHC Common Stock. As of the date hereof, the Company has not authorized any shares of preferred stock, and no shares of preferred stock are issued or outstanding. As of the date hereof, the Company Common Stock is held by the persons and entities in the amounts set forth in Section 3.2(a) of the Company Disclosure Schedule, which further sets forth for each such person or entity the number of shares (including whether such share is Tech Common Stock or CHC Common Stock) held by such person or entity and the number of the applicable Certificates representing such shares.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, (A) the number of shares of Company Common Stock subject to outstanding Company Stock Options and Company SARs under such Plan and (B) the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options and Company SARs, indicating with respect to each such security the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Tech Common Stock or CHC Common Stock subject to such security, the exercise price, the date of grant and the vesting schedule thereof.

(c) Except (i) as set forth in Sections 3.2(a) or 3.2(b) or (ii) as reserved for future grants under the Company Stock Plan as of the date of this Agreement, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or Contracts obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except for the Company SARs, the Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations.

Except for (i) the Amended and Restated Stockholders’ Agreement dated as of September 19, 2005 (the “HoldCo Stockholders’ Agreement”) by and among the Company and the stockholders party thereto and (ii) the award agreements (the “Award Agreements”) and Company Stock Plan pursuant to which the Company Stock Options and the Company SARs were issued, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. Except for (A) the HoldCo Stockholders’ Agreement, (B) the Award Agreements and Company Stock Plans or (C) as contemplated by this Agreement with respect to the assumed or converted Unvested Company Stock Options and Unvested Company SARs, there are no registration rights with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter Documents or any agreement to which the Company is a party or is otherwise bound.

(e) Except for the HoldCo Stockholders’ Agreement and the Company Charter Documents, there are no obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any other capital stock of the Company.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness (as defined below) of the Company or its Subsidiaries is outstanding or may be incurred or guaranteed in an amount in excess of $250,000, together with the amount outstanding thereunder as of the date of this Agreement. For purposes of this Agreement, “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention agreements or arrangements relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing. No event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Section 3.2(f) of the Company Disclosure Schedule to accelerate, or which does accelerate, the maturity of any such Indebtedness.

3.3. Subsidiaries.

(a) Section 3.3(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the jurisdiction of organization; and (iii) the percentage ownership that the Company owns (directly or indirectly) of such Subsidiary. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

(b) Each Subsidiary of the Company is a corporation, partnership or other entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation or entity (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except in each case for such failures that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and, except for the Stockholders’ Agreement, dated as of July 13, 2005 (the “MidCo Stockholders’ Agreement”), by and among Click MidCo Corp. and the stockholders party thereto, all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. Except for the MidCo Stockholders’ Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company (the “Subsidiary Charter Documents”), and each such instrument is in full force and effect, and no other organizational documents are applicable to or binding upon such Subsidiaries. None of the Subsidiaries is in violation in any material respect of any of the provisions of its Subsidiary Charter Documents.

(d) The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company.

3.4. Authority; No Conflict; Required Filings and Consents; Required Company Stockholder Vote.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”) (which adoption will be effected pursuant to the Stockholder Written Consent immediately following the execution and delivery of this Agreement) to perform its obligations and consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, with all directors present voting in favor, (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and declared its advisability in accordance with the provisions of the DGCL and (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval (which will be received immediately following execution and delivery of this Agreement). This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty or increased fees under or result in the imposition of any mortgage, right of first refusal, claim, license, limitation in voting rights, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral (each, a “Contract”), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound, or (iii) subject to (A) obtaining the Company Stockholder Approval (which will be obtained immediately following execution and delivery of this Agreement) and (B) compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule, or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any federal, state or local U.S. or foreign court, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements (and the expiration of any waiting periods or the receipt of any clearances) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business in order to continue such qualification, (iii) such consents, approvals, licenses, permits, orders, registrations, declarations, notices and filings as may be required under applicable state securities laws and (iv) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d) The affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval and adoption of this Agreement and for the consummation by the Company of the transactions contemplated by this Agreement. There are no bonds, Contracts, debentures, warrants, options, series of capital stock, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote on any matters on which stockholders of the Company may vote.

3.5. Financial Statements.

(a) Section 3.5 of the Company Disclosure Schedule sets forth the DoubleClick Inc. audited (i) Consolidated Balance Sheets as of December 31, 2006 and December 31, 2005, (ii) Consolidated Statements of Operations for the year ended December 31, 2006 and for the period July 14, 2005 through December 31, 2005 (Successor) and for the period January 1, 2005 through July 13, 2005 (Predecessor), (iii) Consolidated Statement of Cash Flows for the year ended December 31, 2006 and for the period July 14, 2005 through December 31, 2005 (Successor) and for the period January 1, 2005 through July 13, 2005 (Predecessor) and (iv) Consolidated Statements of Changes in Stockholders Equity and Comprehensive Income for the year ended December 31, 2006 and for the period July 14, 2005 through December 31, 2005 (Successor) and for the period January 1, 2005 through July 13, 2005 (Predecessor) (the financial statements described in the preceding clauses (i), (ii), (iii) and (iv) collectively, the “Financials”). The “Balance Sheet Date,” as used herein, means December 31, 2006. The

Financials have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods indicated (except (A) as may be indicated in the notes to such Financials and (B) for the absence of footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. DoubleClick Inc.’s audited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Company Balance Sheet.”

(b) DoubleClick Inc.’s auditors did not identify any “significant deficiencies” or “material weaknesses” (as such terms are defined under GAAP) in connection with the audit of the DoubleClick Inc.’s financial statements for the fiscal year ended December 31, 2005.

3.6. No Undisclosed Liabilities. Except as disclosed in the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise), other than liabilities (a) incurred in connection with the transactions contemplated hereby, (b) incurred in the ordinary course of business consistent with past practice or (c) that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.7. Absence of Certain Changes or Events. Between the date of the Company Balance Sheet and the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of the Buyer under Section 5.1 of this Agreement and (iii) there has not been any change, event, circumstance or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

3.8. Taxes. Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have timely filed all Tax Returns that they were required to file, and all such Tax Returns were correct and complete. The Company and each of its Subsidiaries have paid on a timely basis all Taxes due and payable (whether or not shown on any such Tax Returns). The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(b) There are no deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid, settled or accrued for. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8 of the Company Disclosure Schedule. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) Neither the Company nor any of its Subsidiaries has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) Each Company Stock Option and Company SAR was originally granted with an exercise price that the Board of Directors of the Company, based on a reasonable valuation method, determined to be equal to or greater than the fair market value of a share of the underlying capital stock on the date of grant.

(e) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments for any taxable period, or portion thereof, ending after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method, nor has any application pending with any

Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) other action taken prior to the Closing Date.

(h) None of the Company or any of its Subsidiaries has engaged in a listed transaction under Treas. Reg. § 1.6011-4(b)(2), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

3.9. Owned and Leased Real Properties.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the addresses of all real property owned by the Company or any Subsidiary (the “Owned Real Property”), (ii) the record owner of such Owned Real Property, and (iii) all loans secured by mortgages encumbering the Owned Real Property. Legal descriptions of such Owned Real Property and the most recent title reports or policies (if any) with respect to each of the Owned Real Properties have previously been made available to Buyer. The Company or its Subsidiaries are the sole owners of good, valid, fee simple and marketable title to the Owned Real Properties, including without limitation, all buildings, structures, fixtures and improvements located thereon, in each case free and clear of any Liens other than those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively, the “Company Leases,” and such real property, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”) (other than (i) property subject to a Lease that is terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or (ii) property subject to a Lease for which the payment by the Company is less than $50,000 per month) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect, and each Company Lease is valid and binding and is enforceable by the Company and its

Subsidiaries in accordance with its respective terms (subject to the Bankruptcy and Equity Exception), except for such failures to be valid, binding or enforceable, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any Real Property to any person other than to the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases.

3.10. Title to Tangible Personal Property. The Company and its Subsidiaries have legal and valid title to, or a valid and enforceable right to use, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, except for such defects or failures that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for such Liens that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.11. Intellectual Property.

(a) Except for such failures that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted. For purposes of this Agreement, the term “Intellectual Property” means all intellectual property, including without limitation, all (i) patents, inventions, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) (i) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach or modification of, or create on behalf of any third party the right to terminate or modify, or result in the payment of any additional fees under (A) any license, sublicense, consent or other agreement relating to any Intellectual Property owned by the Company or its Subsidiaries (the “Company Intellectual Property”), or (B) any Intellectual Property Licenses (as defined below); (ii) Section 3.11(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all registrations and applications for Company Intellectual Property; and Section 3.11(b)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding non-exclusive, generally commercially available, off the shelf software programs (collectively, “Intellectual Property Licenses”).

(c) Except in each case as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (i) all patents and registrations for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are subsisting and have not expired or been cancelled or abandoned, and (ii) to the Knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property.

(d) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(e) Except in each case as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company takes commercially reasonable steps to protect and preserve its rights in any proprietary Intellectual Property (including executing confidentiality, and intellectual property assignment agreements with current executive officers, employees and contractors that have a material role in the development of the Company’s material products and Intellectual Property).

3.12. Contracts.

(a) For purposes of this Agreement, “Company Material Contract” shall mean the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound:

(i) any employment, consulting or other Contract with (A) any member of the Company’s Board of Directors, (B) any executive officer of the Company or (C) any other employee of the Company earning an annual salary equal to or in excess of $200,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company;

(ii) any Contract containing any covenant (A) specifically restricting the right of the Company or any of its Subsidiaries to engage in any line of business or compete with any person in any line of business or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the products of the Company or any of its Subsidiaries or (C) otherwise specifically prohibiting or limiting the right of the Company or any of its Subsidiaries to sell or distribute any products or services;

(iii) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries with obligations remaining to be performed (or liabilities continuing after) the date of this Agreement of any business or any material amount of assets not in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries;

(iv) any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the Company and its Subsidiaries taken as a whole;

(v) any Contract to license any third party to reproduce any of the Company’s Intellectual Property products, services or technology or any Contract to sell or distribute any of the Company’s Intellectual Property products, services or technology, except (A) agreements with sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other Indebtedness, other than accounts receivables and payables in the ordinary course of business;

(vii) any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company or its Subsidiaries in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company or its Subsidiaries or (B) settlement agreements for cash only (which has been paid) and do not exceed $250,000 as to each such settlement;

(viii) any Contract under which the Company or any Subsidiaries has licensed its Intellectual Property to a third party, other than to customers, distributors and other resellers in the ordinary course of business; or

(ix) any Contract under which the Company or any Subsidiaries has received or granted a license to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than (A) non-exclusive licenses extended to customers or clients in the ordinary course of business consistent with past practice and (B) non-exclusive licenses of generally commercially available, off the shelf software programs;

(x) any material partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party, other than arrangements with distributors and resellers in the ordinary course of business that have not resulted in the formation of any entity or given rise to a funding obligation of the Company or any of its Subsidiaries;

(xi) any Contract with a customer that accounted for revenues in fiscal year 2006 totaling more than $2,000,000;

(xii) any Contract that will cause, as a result of the Merger, the Buyer, any of its Subsidiaries or the Surviving Corporation to grant to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them; and

(xiii) any Contract (other than Company Leases) with a vendor pursuant to which the Company incurred payables in fiscal year 2006 totaling more than $2,000,000 in the aggregate.

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts as of the date hereof. Subject to applicable confidentiality provisions and restrictions imposed by Antitrust Laws, true and complete copies of the Company Material Contracts have been made available to the Buyer.

(c) Except for such failures that, individually or in the aggregate, are not reasonably likely to have in a Company Material Adverse Effect, (A) each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company and its Subsidiaries in accordance with its respective terms (subject to the Bankruptcy and Equity Exception), except to the extent it has previously expired in accordance with its terms, (B) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Company Material Contracts and are not, and are not alleged in writing to be (with or without notice, the lapse of time or both) in breach or default thereunder, and (C) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract.

3.13. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their assets, properties or rights that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect. There are no material judgments, orders, settlements or decrees outstanding against the Company or any of its Subsidiaries. As of the date of this Agreement, no current officer or director of the Company is a defendant in any action, or, to the Knowledge of the Company, the subject of any investigation, commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company.

3.14. Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

(i) neither the Company nor its Subsidiaries has received (A) any written notice from any Governmental Entity alleging that any of them has not complied with applicable Environmental Laws, and, to the Knowledge of the Company, there are no facts existing that are reasonably likely to give rise to such a notice or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any applicable Environmental Law;

(ii) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination in violation of any applicable Environmental Law on the property of any third party;

(iii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions of, or issued by, any Governmental Entity or a party to any written indemnity agreement with any third party addressing liability under any applicable Environmental Law;

(iv) to the Knowledge of the Company, the Company and its Subsidiaries are, and at all prior times were, in compliance with all applicable Environmental Laws; and

(v) to the Knowledge of the Company, Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of or released by the Company or any of its Subsidiaries at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by any of the Company and its Subsidiaries in violation of, or in a manner or to a location that would be reasonably likely to give rise to liability to any of the Company and its Subsidiaries under or relating to, any applicable Environmental Laws.

(b) For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, rule, judgment, order, decree or permit requirement of, or issued by, any Governmental Entity relating to: (i) the protection of the environment, human health and safety (to the extent relating to exposure to Hazardous Substances) or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) excessive noise, noxious odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” “solid waste” or any other term of similar import under any applicable Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(d) The parties agree that the only representations and warranties made by the Company as to any environmental matters or any obligation or liability with respect to Hazardous Substances are those contained in this Section 3.14. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.16 and 3.17 do not relate to environmental matters.

3.15. Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material Employee Benefit Plans to which the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates maintains, contributes to, or otherwise has any liability or obligation with respect to (together, the “Company Employee Plans,” and any Company Employee Plan maintained by an entity which was acquired by the Company, directly or indirectly, prior to January 1, 2003, an “Acquired Company Plan”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), including the Company Stock Plan and, without limitation, all severance, employment, change-in-control, material fringe benefit, bonus, incentive, deferred compensation and employee loan arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written under which (a) any current or former employee, director or consultant of the Company or its Subsidiaries (the “Company Employees”) has any present of future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries; or (b) the Company or any of its Subsidiaries has any present or future liability, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan which is not a Foreign Benefit Plan or an Acquired Company Plan, the Company has made available to the Buyer a complete and accurate copy of each such Company Employee Plan and, to the extent applicable: (i) the most recent determination letter; (ii) any summary plan description; (iii) a summary of any proposed amendments or changes anticipated to be made to the Company Employee Plans at any time within the twelve months immediately following the date hereof and which have been communicated to employees; (iv) the most recent annual report (Form 5500) filed with the IRS; and (v) each trust agreement, group annuity contract or other funding instrument, if any, relating to such Company Employee Plan.

(c) (i) Each Company Employee Plan that is not a Foreign Benefit Plan is being administered substantially in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to comply or violations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; (ii) no event has occurred and to the Knowledge of the Company, no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable U.S. laws, rules and regulations that would be, individually or in the aggregate, reasonably likely to have a Company Material

Adverse Effect; (iii) no Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans (except for routine advances for business expenses in the ordinary course and similar items and 401(k) plan loans) to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002); and (iv) neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries in the United States, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

(d) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, with respect to the Company Employee Plans that are not Foreign Benefit Plans or Acquired Company Plans: (i) there are no benefit obligations for which required contributions (A) have not been made, if due, or (B) have not been properly accrued, to the extent required by GAAP; and (ii) the assets of each such Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) Section 3.15(e) of the Company Disclosure Schedule sets forth each Company Employee Plan that is a self-insured group welfare benefit plan providing benefits to employees of the Company or its Subsidiaries in the United States (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed, except in each case as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(g) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has since January 1, 2002 (i) contributed to a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(h) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) compensatory agreement with any present or former director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated or resulting in any payment to or funding of any trust, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(i) With respect to any Company Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other United States governmental agencies is in progress or, to the Knowledge of the Company, pending or threatened.

(j) No Company Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (except for those Company Employee Plans set forth as such in Section 3.15(j) of the Company Disclosure Schedule, each a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality, except for failures or violations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity, except for failures or violations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

3.16. Compliance With Laws. Except for those failures to comply or for those violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is, and since January 1, 2005 has been, in compliance with all applicable statutes, laws, rules, orders and regulations, and (ii) no written notice has been received by the Company or any of its Subsidiaries from any Governmental Entity alleging any violation of any applicable statutes, laws, rules, orders or regulations.

3.17. Permits. The Company and each of its Subsidiaries have all permits, licenses, franchises, certificates and authorizations, from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses, franchises, certificates and authorizations the absence of which to have, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.18. Labor Matters.

(a) Section 3.18(a) of the Company Disclosure Schedule contains a list as of the date of this Agreement of all current employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $200,000 per year, along with the position and the annual rate of base compensation of each such person. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened, labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the Knowledge of the Company, are there any activities by any labor unions to organize such employees.

3.19. Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Copies of all such insurance policies have been made available to the Buyer. Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (i) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect and (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under any such policy.

3.20. Section 203 of the DGCL. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. There are no anti-takeover laws of any other state, federal or foreign jurisdiction that would apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

3.21. Brokers; Fees. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except for Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

3.22. Transactions with Affiliates. Except (a) for the Award Agreements, (b) for the HoldCo Stockholders’ Agreement, (c) for the MidCo Stockholders’ Agreement and (d) as

contemplated by the Restructuring Transaction, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.23. Privacy and Security.

(a) Without limiting the generality of Section 3.16, except for such failures that, individually or in the aggregate, are not reasonably likely have a Company Material Adverse Effect, (1) the Company and its Subsidiaries (i) have taken commercially reasonable steps to prevent the violation by the Company or any of its Subsidiaries of the rights of any person or entity with respect to Personally Identifiable Information provided under international, U.S. and state laws, rules and regulations, including all rights respecting (x) privacy generally, (y) the obtaining, storing, using or transmitting of Personally Identifiable Information of any type, whether via electronic means or otherwise, and (z) spyware and adware (clauses (x)-(z), including, without limitation, California SB 27, California Consumer Protection Against Computer Spyware Act, Utah Spyware Control Act and California Civil Code 1798.81.5, are referred to collectively as “Privacy Rights”) and (ii) comply with applicable governing industry standards and the DoubleClick Privacy Policy, as in effect as of the date hereof. For purposes of this Agreement, the term “Personally Identifiable Information” means data in control of the Company or any of its Subsidiaries that would enable the Company or its Subsidiaries to identify or locate a particular person, including but not limited to name, address, telephone number, electronic mail address, social security number, bank account number or credit card number; provided, however, that data shall not be Personally Identifiable Information for purposes of this Agreement if neither the Company nor any of its Subsidiaries (x) intentionally collects or intentionally receives any such data or (y) actually uses any such data to identify the identity or location of, or identify or locate, a particular person as a result of any receipt of such data.

(b) Except for such failures that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries: (i) take commercially reasonable steps to protect the confidentiality, integrity and security of their software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper access, modification, transmittal or use; (ii) do not use in connection with the provision of their products or services or intentionally collect or intentionally receive any of the following types of Personally Identifiable Information about individuals (other than personnel records for their own employees maintained in the ordinary course of business and in compliance with all applicable laws): social security numbers or credit card numbers; and (iii) take commercially reasonable steps to ensure that the Company and its Subsidiaries do not use in connection with the provision of their products or services or intentionally collect or intentionally receive information relating to children under thirteen years of age in violation of the Children’s Online Privacy Protection Act.

3.24. No Other Representations or Warranties; Investigation by the Buyer. The Buyer acknowledges and agrees that (a) except for the representations and warranties of the

Company that are expressly set forth in Article III of this Agreement, the Company has not made, and shall not be deemed to have made, to any of the Buyer, its Affiliates or any of their Representatives any representation or warranty of any kind, (b) any claims that the Buyer may have for a breach of a representation or warranty of the Company shall be based solely on the representations and warranties of the Company set forth in Article III of this Agreement and (c) the Buyer is not relying on any representations, warranties or disclosures by the Company or any other person as an inducement to enter into this Agreement or to consummate the transactions contemplated hereby other than as provided in this Article III. Without limiting the generality of the foregoing, the Buyer agrees that none of the Company, its Affiliates or any of their Representatives shall have or be subject to any indemnification obligation or liability to the Buyer of any other person resulting from the distribution to the Buyer, its Affiliates or any of their Representatives, or their use of, any information (including any memoranda or materials relating to the Company or its Subsidiaries), publications, management presentations or data room information or any other document, material or information in any form heretofore or hereafter provided to the Buyer, its Affiliates any of their Representatives in connection with the transactions contemplated hereby, including any projections, predictions, forecasts, estimates (cost or otherwise), plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) or the future business, operations or affairs of the Company or its Subsidiaries. For the avoidance of doubt, nothing in this Agreement shall limit the liability of any person or entity for fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1. Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse effect on the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.2. Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty or increased fees under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any Contract to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets are bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have in a Buyer Material Adverse Effect.

(c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution, delivery and performance of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements (and the expiration of any waiting periods or the receipt of any clearances) under the HSR Act and applicable foreign Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company, Buyer or Transitory Subsidiary is qualified as a foreign corporation to transact business in order to continue such qualification, (iii) such consents, approvals, licenses, permits, orders, registrations, declarations, notices and filings as may be required under applicable state securities laws, and (iv) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement. The Buyer has voted to irrevocably approve and adopt the Merger and the other transactions contemplated hereby in its capacity as the sole stockholder of the Transitory Subsidiary.

4.3. Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.4. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer or the Transitory Subsidiary or any of their assets, properties or rights that, individually or in the aggregate, is reasonably likely to have a Buyer Material Adverse Effect.

4.5. Funding. The Buyer has, and will have at the Closing, cash on hand sufficient to pay all amounts payable by the Buyer hereunder.

4.6. Director and Officer Arrangements. As of the date hereof, none of the Buyer, the Transitory Subsidiary or any of their Affiliates has entered into any Contract, arrangement or understanding with any of the officers or directors of the Company or any of its Subsidiaries that would become effective upon the consummation of the Merger.

ARTICLE V

CONDUCT OF BUSINESS

5.1. Covenants of the Company. Except (1) as expressly provided herein, (2) as set forth in Section 5.1 of the Company Disclosure Schedule, (3) as contemplated by the Restructuring Transaction or (4) as consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it and use commercially reasonable efforts to maintain in full force and effect until the Effective Time substantially the same levels of coverage of insurance with respect to the assets, operations and activities of the Company and its Subsidiaries as are in effect as of the date of this Agreement (it being understood that actions which fall within the specific exceptions or dollar thresholds contained in clauses (a) through (r) (other than with respect to clauses (o) and (p)) of this Section 5.1 shall not be restricted by this sentence). Without limiting the generality of the foregoing, except (I) as expressly provided herein, (II) as set forth in Section 5.1 of the Company Disclosure Schedule or (III) as contemplated by the Restructuring Transaction, during the Pre-

Closing Period, the Company shall not, and shall not permit or cause any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of (A) shares of Company Common Stock from holders of Company Stock Options or Company SARs in full or partial payment of the exercise price payable by such holder, (B) Company Stock Options or Company SARs to the extent required or permitted under the terms thereof or (C) Company Common Stock from former directors, employees and contractors in connection with the termination of their services by the Company or any of its Subsidiaries in the ordinary course of business;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and (B) the issuance of Company Stock Options and Company SARs (which shall not be Excluded Company Stock Options or Excluded Company SARs and which have a vesting schedule no more favorable than ratable monthly installments that vest over not less than five (5) years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval or consummation of the Merger and/or termination of employment following the Merger) with respect to no more than 2,000,000 shares of Company Common Stock to new hires and consultants of the Company or its Subsidiaries, in each case in accordance with the terms of the applicable plan and in the ordinary course of business consistent with past practice);

(c) amend or cause, adopt or propose any amendments to the Company Charter Documents or the Subsidiary Charter Documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner (a “Corporate Acquisition”), any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than (A) as set forth in the Company’s 2007 annual operating plan (the “2007 Annual Operating Plan”) previously provided to the Buyer and (B) the acquisition of assets in the ordinary course of business and which do not have an aggregate consideration of more than $20,000,000; provided that the Buyer’s failure to consent to any Corporate Acquisition shall not be deemed to be a consent that is unreasonably withheld if such Corporate Acquisition would reasonably be expected to materially adversely affect the ability of the parties to satisfy the conditions in Section 7.1 and, with respect to Antitrust Laws, Section 7.2(c));

(e) sell, lease, license, assign, pledge, subject to a material Lien or otherwise dispose of or encumber any material properties or assets of the Company or of any of its Subsidiaries (other than sales of assets to unaffiliated parties at fair value in the ordinary course of business consistent with past practice for consideration not in excess of $4,000,000 in the aggregate);

(f) sell, lease, license, assign, pledge, subject to a material Lien or otherwise dispose of or encumber any of the Intellectual Property of the Company or any of its Subsidiaries, except (A) pursuant to existing Contracts as in effect on the date hereof and (B) non-exclusive licenses extended to customers or clients in the ordinary course of business and consistent with past practice;

(g) other than with respect to indebtedness for borrowed money not in excess of $5,000,000 entered into on commercially reasonable terms, (i) incur or assume any indebtedness for borrowed money, or guarantee any such indebtedness of another person, or amend in any manner materially adverse to the Company the terms of any existing indebtedness for borrowed money, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another person or (iii) enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of the foregoing; provided, however, that the Company may continue to invest in debt securities maturing not more than two years after the date of the investment in the ordinary course of the Company’s cash management operations consistent with past practice;

(h) make any material changes in accounting methods, procedures, principles or practices or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except in each case insofar as may have been required by a change in GAAP;

(i) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or amend any employment, severance or termination agreement or benefit plan, including any Company Employee Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or award any cash bonus to any present or former directors, officers, employees or consultants of the Company or its Subsidiaries (provided, however, that the Company may increase salaries or hourly wage rates and award cash bonuses in the ordinary course of business consistent with past practice and, to the extent applicable, consistent with the 2007 Annual Operating Plan previously provided to the Buyer), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards other than as contemplated by this Agreement, (iv) other than as permitted by Section 5.1(b), grant any stock-based awards or other non-cash awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, (v) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, other than routine advances for business expenses in the ordinary course, (vi) undertake any action that confers upon any current or former employee, officer, director or consultant of the Company or any of its subsidiaries any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of this Agreement, or (vii) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(j) make or change any material Tax election, settle or compromise any material Tax liability, amend any material Tax return, change any material method of Tax accounting, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material Tax refund;

(k) initiate, compromise or settle any litigation (whether civil, criminal, administrative, in law or at equity) or arbitration proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement) which in the aggregate is material, other than (A) litigation or arbitration relating to collections, bankruptcy preference or employment claims in the ordinary course of business consistent with past practice or (B) any claim under any insurance policy for the benefit of the Company or any of its Subsidiaries;

(l) enter into any joint venture, partnership or other similar arrangement other than arrangements with distributors or resellers in the ordinary course of business that do not result in the formation of any person or any funding obligation of the Company or any of its Subsidiaries;

(m) other than in the ordinary course of business, (i) enter into any Contract that if existing on the date hereof would be a Company Material Contract, (ii) terminate, amend, supplement or modify in any material respect any Company Material Contract or (iii) waive, release, cancel, convey, encumber or otherwise transfer any material rights or claims thereunder; provided, however, that for the purposes of this clause (m), the term “Company Material Contract” shall not include any Contracts that would be considered Company Material Contracts under Section 3.12(a)(xi);

(n) make any loan, advance or capital contribution to or investment in any person, other than loans, advances or capital contributions to or investments in a wholly-owned Subsidiary of the Company and routine advances for business expenses, in each case, in the ordinary course;

(o) enter into any transaction between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate or family member of any such officer, director or record or beneficial owner, on the other hand, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(p) cancel any material debts or waive any material claims or rights (including the cancellation, compromise, release or assignment of any material Indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice;

(q) fail to manage accounts receivable or payable in a manner consistent with past practice in all material respects; or

(r) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2. Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of March 13, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided therein or as may be inconsistent with the express terms hereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1. No Solicitation.

(a) No Solicitation or Negotiation. During the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s shareholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal.

(b) No Change in Recommendation or Alternative Acquisition Agreement. During the Pre-Closing Period, the Company Board shall not:

(i) withhold, withdraw or modify in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Merger or the Company Voting Proposal;

(ii) cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract with respect to any Acquisition Proposal or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions); or

(iii) approve, recommend or take any position other than to recommend rejection (including modifying any recommendation of rejection) of, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company may, solely prior to the adoption of the Company Voting Proposal and only if the Company has not breached in any material respect any provision of this Agreement, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, in response to a Superior Proposal received by the Company Board after the date of this Agreement, withhold, withdraw or modify in a manner adverse to the Buyer the recommendation of the Company Board that the stockholders of the Company vote in favor of the Merger and the adoption of this Agreement.

(c) Notices to the Buyer. The Company shall as promptly as practicable (but in any event within 24 hours) provide oral and written notice to the Buyer of receipt by the Company of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal and the identity of the person making any such Acquisition Proposal, and shall keep the Buyer reasonably informed (in any event within 24 hours) of any material modifications or material developments with respect to such Acquisition Proposal, including without limitation, either copies of all written Acquisition Proposals, including draft agreements or term sheets, or summaries of the material terms thereof. The Company agrees that it and its Subsidiaries will not enter into a confidentiality agreement with any person subsequent to the date of this Agreement in connection with any potential Acquisition Proposal.

(d) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall request that all confidential information previously furnished to any such third parties be promptly returned or destroyed.

(e) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means (A) any proposal or offer (1) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (2) for the issuance by the Company of 10% or more of its equity securities (excluding Company Options granted to or exercised by employees of the Company or its Subsidiaries in compliance with Section 5.1 hereof) or (3) to acquire in any manner, directly or indirectly, 10% or more of the capital stock or assets of the Company or any of its Subsidiaries (on a consolidated basis), in each case other than the transactions contemplated by this Agreement, (B) any written inquiry with respect to, any oral inquiry to which the Company or its representatives have responded with respect to, or any other oral inquiry that might reasonably be expected to lead to, any proposal or offer described in the foregoing clause (A), or (C) any request for nonpublic information in connection with any proposal, offer or inquiry described in the foregoing clauses (A) or (B), as applicable.

(ii) “Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, 100% of the equity securities or all or substantially all of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, which the Company Board determines in its good faith judgment to be (A) on terms more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any alteration to the terms of this Agreement agreed to in writing by Buyer), (B) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, and (C) to the extent the Company Board determines in good faith that financing is material to such proposal, accompanied by one or more financing commitment letters or without a financing condition.

6.2. Access to Information. During the Pre-Closing Period, subject to applicable law (including Antitrust Laws) and confidentiality restrictions contained in any Contract, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s Representatives reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with the Company’s or its Subsidiaries’ business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer all information in the Company’s possession concerning its business, finances, operations, properties, assets and personnel as the Buyer may reasonably request; provided, however, that in the case that such actions are prohibited by applicable law (including Antitrust Laws), the Buyer and the Company each agree to use commercially reasonable efforts to establish a process that, through use of steps such as targeted redactions, provision of information to counsel to review and summarize for Buyer or use of a “clean room” environment for analysis and review of information by joint integration teams in coordination with counsel and the Company, will provide the Buyer with timely access to the fullest extent possible to the substance of the information described in this Section 6.2 in a manner that allows the Company to comply with applicable law. The Buyer will hold, and instruct all of its Representatives to hold, any such information in confidence in accordance with the Confidentiality Agreement.

6.3. Company Stockholder Approval.

(a) Immediately following the execution of this Agreement, the Company shall deliver to the Buyer a true, correct and complete copy of the Stockholder Written Consent, evidencing the adoption and approval by stockholders of the Company constituting the Requisite Company Stockholder Vote of the Merger, this Agreement and the transactions contemplated hereby (and, as such, constituting adoption of the Company Voting Proposal).

(b) To the extent required by the DGCL, the Company shall promptly deliver to any stockholder of the Company who has not approved this Agreement and the transactions contemplated hereby a notice of the approval of the Merger and adoption of this Agreement by written consent of the stockholders of the Company pursuant to the applicable provisions of the DGCL, which notice shall constitute the notice to the Company’s stockholders required by applicable law that appraisal rights may be available to the Company’s stockholders in accordance with the DGCL.

(c) As soon as practicable following the execution of this Agreement but in any case prior to the Effective Time, the Company shall (i) use its commercially reasonable efforts to secure from each person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such person’s rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such person so that all remaining payments and/or benefits applicable to such person shall not be deemed to be “parachute payments” that would not be deductible under Section 280G of the Code and (ii) submit to the stockholders of the Company for approval by such number of such stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code any (A) such Waived 280G Benefits and (B) other potential payments and/or benefits that would be deemed to constitute “parachute payments” under Section 280G of the Code and that do not constitute a binding obligation of the Company or any of its Subsidiaries as of the date hereof (the “New Benefits”). Prior to seeking such stockholder approval, the Company shall provide drafts of such stockholder approval materials to the Buyer and shall provide the Buyer with a reasonable opportunity to review and comment on such materials. Prior to the Effective Time, the Company shall deliver to the Buyer evidence that a vote of the Company’s stockholders was solicited in accordance with the foregoing provisions of this Section 6.3(c) and that either (1) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits and New Benefits that were subject to such vote (the “280G Approval”) or (2) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits and the New Benefits subject to such vote shall not be made or provided.

6.4. Legal Requirements; Actions.

(a) Notwithstanding anything in this Agreement to the contrary, the parties hereto will, as promptly as reasonably practicable, and in any event within twenty (20) days of the date hereof, make all necessary filings and notifications and other submissions and applications with respect to this Agreement and the transactions contemplated hereby under the HSR Act and any foreign Antitrust Law set forth on Section 7.1 of the Company Disclosure Schedule and any additional Foreign Antitrust Approvals which the Buyer and the Company agree upon in accordance with Section 7.1. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Law. Without limiting the foregoing, the parties hereto agree to (A) give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Law, (B) give each other an opportunity to participate in each of such meetings, (C) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (D) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Law, promptly notify the other party of the substance of such communication, (E) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (F) provide each other with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, the Buyer agrees (and the Company agrees except with respect to clause (ii) of this sentence), and shall cause each of its Subsidiaries, to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to cause the Merger and the other transactions contemplated hereby to occur prior to the Outside Date, including but not limited to (i) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, (ii) if necessary to obtain clearance by any Governmental Entity before the Outside Date, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of the Buyer and its Subsidiaries and the Company and its Subsidiaries and any other restrictions on the activities of the Buyer and its Subsidiaries and the Company and its Subsidiaries and (iii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(b) Subject to the terms hereof, and except with regard to the Antitrust Laws which shall be governed by Section 6.4(a), the Company, the Buyer and the Transitory Subsidiary shall, and the Company shall cause its Subsidiaries to, each use their reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable;

(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided that in connection therewith none of the Company or its Subsidiaries will be required to (nor, without the prior written consent of the Buyer, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to this Agreement and the Merger required under any applicable statute, law, rule or regulation; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and the Buyer shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.4(b) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 6.4(a).

6.5. Public Disclosure. Except as required by applicable law (or with respect to the Buyer, by the rules of The NASDAQ Global Market), neither party hereto nor their stockholders shall (nor will they permit any of their respective Representatives to), directly or indirectly, issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, without the consent of the other parties, and in all events the parties will cooperate in good faith and consult with each other before issuing any such statement or communication.

6.6. Director and Officer Indemnification.

(a) From the Effective Time through the sixth anniversary of the Closing Date, each of Buyer and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Director and Officer Indemnified Parties”) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Director and Officer Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or any act or omission in connection therewith, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Director and Officer Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Director and Officer Indemnified Party of a request therefor; provided that any person to whom expenses are advanced, if requested by the Buyer or the Surviving Corporation, must provide an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Buyer shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Charter Documents, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company.

(c) The Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time an insurance “tail” policy with respect to the directors’, officers’ and fiduciaries’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) in an amount and scope at least as favorable as the coverage provided to the Director and Officer Indemnified Parties under the insurance polices applicable to them as of the date hereof.

(d) In the event that the Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.6.

(e) The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to the Director and Officer Indemnified Parties by law, charter, statute, bylaw or Contract and shall operate for the benefit of, and shall be enforceable by, each of the Director and Officer Indemnified Parties, their heirs and their Representatives. The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.6 in connection with their enforcement of their rights provided in this Section 6.6.

6.7. Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless the Buyer provides written notice to the Company that such 401(k) plans shall not be terminated). Unless Buyer provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide the Buyer with evidence that such Company Employee Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, or such ERISA Affiliate, as the case may be. The Buyer shall, prior to the Effective Time, amend its Code Section 401(k) plans (A) to permit the rollover of accounts from such terminated 401(k) plan and (B) to allow for immediate entry and participation by employees of the Company and its Subsidiaries, each amendment to be effective as of the Effective Time.

6.8. Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer upon the Company having Knowledge (as such term is used in the definition of “Knowledge of the Company” in Section 9.11), of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate such that the condition to closing in Sections 7.2(a) or 7.3(a), as applicable, would not be met at such time, in each case at any time from and after the date of this Agreement until the Effective Time or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with any covenant or agreement to be complied with by it under this Agreement (it being understood that this Section 6.8 shall not limit either party’s cure right under Sections 8.1(d) or 8.1(e)). Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.9. New Employee Benefits.

(a) For a period of at least twelve (12) months following the Effective Time, the Buyer will provide, or will cause the Surviving Corporation and its Subsidiaries to provide, to those individuals who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (the “Continuing Employees”) with (i) base salary and cash bonus opportunities no less favorable than, and (ii) employee benefits (excluding equity awards) in the aggregate no less favorable than, those provided to such Continuing Employees by the Company or any of its Subsidiaries immediately prior to the Effective Time. Without limiting the foregoing, with respect to any Continuing Employee whose employment terminates or is terminated during the twelve month period following the Effective Time, the Buyer will provide, or will cause the Surviving Corporation and its Subsidiaries to provide, severance benefits on terms no less favorable than those provided under the severance programs listed on Section 3.15(a) of the Company Disclosure Schedule. Nothing in the foregoing shall be construed to be a guarantee of employment for any Continuing Employee or to require the Buyer or any of its Subsidiaries (including the Surviving Corporation) to continue the employment of any particular Continuing Employee.

(b) The Buyer will, or will cause the Surviving Corporation and its Subsidiaries to, give each Continuing Employee full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plan and (b) determination of the level of benefits under any Buyer Employee Plan, (including any policy relating to severance or vacation) (provided that such credit does not result in duplication of benefits). In addition, the Buyer will waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions under any Buyer Employee Plan to the same extent such limitations were waived under the corresponding Company Employee Plans for such Continuing Employees, and the Buyer will recognize, or cause to be recognized, for purposes of annual deductible and out-of-pocket limits under the Buyer Employee Plans, deductible and out-of-pocket expenses paid by such Continuing Employees during the plan year in which the Effective Time occurs. For purposes of this Agreement, “Buyer Employee Plan” means, to the extent applicable, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing insurance coverage, severance benefits, or vacation pay, which are or will be contributed to, sponsored by or maintained by the Buyer, the Surviving Corporation or any of their respective Subsidiaries or ERISA Affiliates.

(c) Nothing in this Section 6.9 is intended to confer upon any current or former employee, director or consultant any rights or remedies under or by reason of this Agreement.

6.10. Resignations. The Company shall use its reasonable best efforts to obtain and deliver to the Buyer at the Closing evidence reasonably satisfactory to the Buyer of the resignation, effective as of the Effective Time, of all directors of the Company.

6.11. Expenses. On the Closing Date, the Buyer shall cause the Surviving Corporation to pay all unpaid Third Party Expenses such that there will be no continuing liability or obligation of the Surviving Corporation with respect thereto.

6.12. FIRPTA Compliance. On the Closing Date, the Company shall deliver to Buyer a properly executed statement in a form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.13. Payments Spreadsheet. The Company shall deliver to the Buyer at least seven (7) Business Days prior to the Closing Date a spreadsheet (the “Payments Spreadsheet”)

in a form reasonably acceptable to the Buyer, which Payments Spreadsheet shall include: (i) a statement of the Per Share Amount and all components thereof; (ii) with respect to each holder of Company Common Stock, (A) such holder’s address and social security number (or tax identification number, if applicable), (B) the number of shares of Company Common Stock held by such holder, (C) the respective certificate number(s) representing such holder’s shares and (D) the applicable portion of the Merger Consideration payable to such holder; (iii) with respect to each holder of a Company Stock Option or Company SAR, (A) such holder’s address and social security number (or tax identification number, if applicable), (B) the number of shares of Company Common Stock underlying each Company Stock Option or Company SAR held by such holder, (C) the respective grant date(s) of such Company Stock Options or Company SARs, (D) the respective exercise price(s) per share of such Company Stock Options or Company SARs, (E) the Vested Option and SAR Consideration, if any, payable to such holder and (F) if applicable, an asterisk indicating any holders of Unvested Company Stock Options or Unvested Company SARs that are to be converted into options to purchase Buyer Common Stock pursuant to Section 2.3; (iv) any amounts which are required to be deducted or withheld pursuant to Section 2.2(e) in connection with the payment of the applicable portion of the Merger Consideration to such person or entity; (v) a statement of Third Party Expenses showing detail of both the paid and unpaid Third Party Expenses incurred and expected to be incurred up until the Effective Time; and (vi) a statement of Closing Indebtedness.

6.14. Non-Solicitation by the Buyer of Company Employees. The Buyer agrees that, from the date hereof until the date that is the earlier of (a) the Closing Date or (b) twelve months after the termination of this Agreement in accordance with its terms, the Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, solicit to employ or employ any of the officers or other employees of the Company or its Subsidiaries to whom the Buyer may have been directly or indirectly introduced or otherwise had contact with or learned about in connection with the transactions contemplated hereby (irrespective of whether the Buyer or its Affiliates had knowledge or were aware of such officers and employees prior to their consideration of the transactions contemplated hereby); provided, however, that this Section 6.14 shall not apply to (i) general advertisements for employment not specifically targeted at officers or employees of the Company or its Subsidiaries (and individuals responding to such advertisements), (ii) unsolicited inquiries about employment or contract opportunities or possibilities at the Buyer from headhunters or other similar agents who have not been directed to solicit the Company’s or its Subsidiaries’ employees (and individuals responding to such inquiries) or (iii) individuals who cease to be employed by the Company or its Subsidiaries other than as a result of a violation of this Section 6.14 by the Buyer. The provisions of this Section 6.14 shall supersede the letter agreement dated as of April 4, 2007 between the Buyer and DoubleClick Inc.

6.15. Restructuring Transaction.

(a) Section 6.15 of the Company Disclosure Schedule sets forth the material terms of the restructuring transaction (the “Restructuring Transaction”) involving the Company and certain of its direct and indirect Subsidiaries and its and their stockholders that will be effected in compliance with the Certificate of Incorporation of the Company and such Subsidiaries and all applicable laws prior to the Closing. The Company shall consult with, and provide information reasonably requested by, the Buyer with respect to the Restructuring Transaction.

(b) The Company shall take all necessary action to cause the MidCo Stockholders’ Agreement and the HoldCo Stockholders’ Agreement to be terminated effective prior to the Effective Time.

ARTICLE VII

CONDITIONS TO MERGER

7.1. Condition to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following condition: The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or otherwise been terminated, and all required consents and approvals under the foreign Antitrust Laws set forth on Section 7.1 of the Company Disclosure Schedule and any additional material approvals under foreign Antitrust Laws which the Buyer and the Company agree in good faith within ten days following the date hereof are appropriate to obtain (collectively, “Foreign Antitrust Approvals”) shall have been obtained, as applicable.

7.2. Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (without regard to any materiality or Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties (without regard to any materiality or Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have a Company Material Adverse Effect; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Covenants and Agreements of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Restraints. No Governmental Entity of competent jurisdiction that is material to either party shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or (B) cause the Merger to be rescinded following consummation.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect that is continuing.

(e) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted by the Required Company Stockholder Vote.

7.3. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary (without regard to any materiality or Buyer Material Adverse Effect qualifications or exceptions contained therein) set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties (without regard to any materiality or Buyer Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Covenants and Agreements of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(c) No Restraints. No Governmental Entity of competent jurisdiction that is material to either party shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or (B) cause the Merger to be rescinded following consummation.

ARTICLE VIII

TERMINATION; FEES AND EXPENSES

8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(e), by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected):

(a) by mutual written consent of the Buyer and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by April 16, 2008, which date shall be extended to July 16, 2008, if the Merger shall not have been consummated as a result of a failure to satisfy the conditions set forth in Sections 7.1, 7.2(c) or 7.3(c), which date may be further extended to October 16, 2008 at the Company’s option (exercised prior to the then applicable Outside Date) if the Merger shall not have been consummated as a result of a failure to satisfy the conditions set forth in Sections 7.1, 7.2(c) or 7.3(c) (as applicable, the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any covenant or agreement under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date;

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by the Buyer, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied and (ii) shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach from the Buyer or which by its nature or timing cannot reasonably be cured by the Outside Date; or

(e) by the Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach (i) would cause the conditions set forth in Sections 7.3(a) or 7.3(b) not to be satisfied and (ii) shall not have been cured within twenty (20) days following receipt by the Buyer of written notice of such breach from the Company or which by its nature or timing cannot reasonably be cured by the Outside Date.

8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and of no further force or effect, and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates under this Agreement; provided that (a) any such termination shall not relieve any party from liability for any willful material breach of this Agreement or any material breach of Section 6.4, in each case, occurring prior to such termination and (b) the provisions of Sections 5.2 (Confidentiality), 6.5 (Public Disclosure) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

8.3. Fees and Expenses. Except for Third Party Expenses taken into consideration for purposes of determining the Calculation Amount, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

ARTICLE IX

MISCELLANEOUS

9.1. Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained in Article II (but only as to the Buyer’s payment and exchange obligations to the holders of Company Common Stock, Company Stock Options and Company SARs, and not as to the timing or procedural covenants and agreements contained therein so long as such covenants and agreements are not materially breached (the “Final Payment Obligations”)), Sections 6.5 and 6.6 and this Article IX, which shall survive the Closing in accordance with their terms.

9.2. Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.3. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.4. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against the parties hereto and, in such case, only with respect to specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, Advisor or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby. For the avoidance of doubt, nothing in this Agreement shall limit the liability of any person or entity for fraud.

9.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Buyer or the Transitory Subsidiary, to

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Attn: David C. Drummond and Donald S. Harrison

Telecopy: (650) 963-3257

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attn: David Segre and Todd Cleary

Telecopy: (650) 493-6811

(b) if to the Company, to

Click Holding Corp.

111 Eighth Avenue, 10th Floor

New York, NY 10011

Attn: Stephanie Abramson, Esq.

Telecopy: (212) 287-7772

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: David J. Sorkin, Esq. and Peter S. Malloy, Esq.

Telecopy: (212) 455-2502

and

Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, CA 94111

Attn: Arrie Park, Esq. and Philip Hammarskjold

Telecopy: (415) 788-0176

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery or messenger service), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.6. Entire Agreement. This Agreement (including the Company Disclosure Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.7. Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to (i) confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, (ii) create any agreement of employment with any person or (iii) otherwise create any third-party beneficiary hereto; provided, however, that (A) Sections 6.2(b) and 6.6 are intended for the benefit of the persons named therein, and (B) the holders of Company Common Stock and Company Options and Company SARs are intended to be third-party beneficiaries of Article I, the Final Payment Obligations and any other provisions hereof incident to the enforcement thereof and may enforce such provisions of this Agreement as if they were direct parties hereto.

9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.9. Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any situation in any jurisdiction shall not affect the validity, legality or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, then the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

9.10. Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.11. Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. For the purposes of this Agreement, “Knowledge of the Company” means the actual knowledge of those persons listed on Section 9.11 of the Company Disclosure Schedule.

9.12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.13. Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.14. Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal and exclusive jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in only in such courts, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.5. Nothing in this Section 9.14, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.15. WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

GOOGLE INC.

By:	/s/ David C. Drummond
Name:	David C. Drummond
Title:	Senior Vice President, Corporate Development and Chief Legal Officer

WHOPPER ACQUISITION CORP.

By:	/s/ David C. Drummond
Name:	David C. Drummond
Title:	Senior Vice President

CLICK HOLDING CORP.

By:	/s/ Stephanie W. Abramson
Name:	Stephanie W. Abramson
Title:	Secretary